Exhibit 8.1

List of Subsidiaries of NCL Corporation Ltd.

The following entities are the subsidiaries of NCL Corporation Ltd. as of December 31, 2011.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Arrasas Limited	Isle of Man
NCL International, Ltd.	Bermuda
NCL American Holdings, LLC	Delaware
Norwegian Dawn Limited	Isle of Man
Norwegian Star Limited	Isle of Man
Norwegian Jewel Limited	Isle of Man
Norwegian Sun Limited	Bermuda
Norwegian Spirit, Ltd.	Bermuda
Norwegian Pearl, Ltd.	Bermuda
Norwegian Gem, Ltd.	Bermuda
Norwegian Epic, Ltd.	Bermuda
Norwegian Breakaway, Ltd.	Bermuda
Norwegian Getaway, Ltd.	Bermuda
NCL (Bahamas) Ltd. d/b/a Norwegian Cruise Line	Bermuda
NCL America LLC	Delaware
Pride of America Ship Holding, LLC	Delaware
Pride of Hawaii, LLC	Delaware